EXHIBIT 99.1



                          TRANSCRIPT OF CONFERENCE CALL



INCENTRA SOLUTIONS, INCORPORATED
FIRST QUARTER 2005 RESULTS
MAY 17, 2005

OPERATOR: Good morning, ladies and gentlemen and welcome to the Incentra Solutions First Quarter 2005 Results Conference. At this time, all parties have been placed on a listen only mode and we will open the floor for questions following the presentation.

         At this time, it is my pleasure to turn the floor over to your host, Rene Caron of Allen & Caron. Please, go ahead, sir.

RENE CARON: Thank you, Autumn. Good morning and thank you for joining us for Incentra Solutions' First Quarter Results Conference Call to discuss the company's results for its first quarter ended March 31, 2005.

         Before we start today's call there are a few items I would like to cover with you. First, in addition to disseminating through PR Newswire this morning, today's news release announcing the company's results (inaudible) of the news release was also sent to a large number of conference call participants. If any of you did not receive a copy of the news release please call our California office at 949-474-4300 after the call and we will email you a copy of the release. Additionally, a replay of the conference call, will be available on the internet via a link provided on the investor's section of Incentra Solutions website at www.incentrasolutions.com.

         Finally, I've also been asked to make the following statement. Certain information discussed on this morning's conference call may constitute forward looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995 and the federal securities laws. Although the company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions at the time made it can give no assurance that its expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward looking statements. Forward looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company's inability to accurately forecast its operating results, the company's potential inability to achieve profitability or generate positive cash flow, the availability of financing and other risks associated with the company's business. For further information on factors which could impact the company and the statements contained here in reference should be made to the company's filings within the Securities & Exchange Commission including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, and current reports on Form 8-K. The company assumes no obligation to update or supplement forward looking statements that become untrue because of subsequent events.

         On the call the today from Incentra Solutions we have Tom Sweeney, Chairman and CEO; Paul McKnight, CFO; and Mike Knaisch, President of the company's Front Porch Digital Broadcast and Media Services Division. During the call management will provide a review of the results and the company strategy for going forward, after which there will be a question and answer period. For those of you who are participating on the call via the web cast over the internet and who wish to submit a question to be considered for the question and answer period, you can do so by clicking on the ask a question button provided on the left side of your screen. Please submit your questions as early as possible. Questions from the internet will be taken as time permits.

         I'd now like to turn the call over to Tom. Good morning Tom and congratulations on a great quarter.

TOM SWEENEY: Thanks Rene. Appreciate it. Welcome everybody and thank you for joining us on the call. As you know the company is committed to becoming the premier complete solutions provider of IT products and services. And I'm happy to report that we've made great progress this past quarter in accomplishing our major goals, and we have seen the early signs that our strategy is beginning to pay dividends. First, we completed the acquisitions of Star and PWI. These acquisitions are at the core of our efforts to further penetrate the enterprise market. Both companies have an outstanding base of enterprise customers and are staffed with an exceptional group of professionals. Our integration program is underway and we're making steady progress against all of our major objectives. We'll discuss this in more detail in a few minutes.

         Second, our broadcast division continues to see increased ordering and has had early success in selling our DIVAcomplete solution with 2 new orders in the first quarter. In addition, we've introduced a complete set of services to the broadcast market with 2 new products aimed at the mid-tier and smaller station market segments. Mike Knaisch will provide a more detailed review of these accomplishments in a few minutes as well.

         Now I'd like to turn the call over to Paul McKnight to review the financial performance of the company. Paul?

PAUL MCKNIGHT: Thank you, Tom. Good morning. I will now walk through the company's financial performance for the first quarter. We will do that up and provide results according to GAAP as well as on a pro forma basis. Now our GAAP results will exclude the results of the businesses prior to the respective acquisition dates. Accordingly, the GAAP results will show significant increase over the last year results.

         Now for the GAAP numbers, revenues for the quarter were $6 million which is a 150% increase over the prior year. Our gross margin was 2.9 million - this is a 255% increase over the prior year. Our operating expenses were 4.9 million - this is a 104% increase over the prior year. The net loss for the period was $2.3 million which was a 25% increase over the loss last year. The EBITDA, on an adjusted basis was a loss of $8,000.

         Now, I'd like to provide the pro forma results. These pro forma results will include all the results of the acquired companies as if they were acquired at the beginning of the period being presented. Our revenues for the period were $16.5 million. This represents a 15% increase over the prior year. Now this increase was due to the growth in third party product sales the continue growth in our DIVArchive sales, and growth in the number of terabytes that we have under management.

         Our gross margin for the period was 4.5 million. As the percentage of revenue this represented 27%. This is an 8% increase over last year. Now the margin percentage was slightly lower than expected due to the increase in our third party product sales.

         Now for our operating expenses: It was 6.4 million in the quarter. This was a 10% increase over the prior year. Now these expenses were higher in the quarter due to the fees that we incurred that were related to our various filings, our registration statements and other merger related activities. Otherwise, these costs were definitely in line with our expectations.

         The net loss for the period was $2.4 million which was a slight improvement over the previous year of 2.5 million. Now this loss did include a $340,000 gain that resulted from the revaluation of our derivative warrant liability.

         Now, our EBITDA on an adjusted basis was $400,000 for the period. Now this EBITDA was ahead of our expectations. Let me define what an adjusted EBITDA is. First of all, it excludes the non-cash stock compensation expense, it excludes the amortization and referral fees, and it also excludes the previous owner's costs that were incurred in the acquired businesses prior to the closing of the transaction.

         Our cash balance at the end of the period was $2.2 million. This concludes the financial portion. And I'd to turn it back over to Tom.

TOM SWEENEY: Thanks, Paul. Now I'd like to give you a brief update on our integration efforts to date. The company is at the beginning of its integration plan and is already accomplished many of the key goals it has established for itself. The introduction of first call support services has already been rolled out to the sales force and as you may recall, first call support is where Incentra takes the first call from customers for maintenance for the various products that it sells. We've rolled it out for the sales force, we are signing new contracts now at the higher gross margins; we have approximately 60% of the products we sell now covered with first call contracts with our OEM's and are working to complete the rest of the product line during the second and third quarter. This change will significantly boost our gross margins on maintenance contracts, and it will add to our recurring revenue streams as we go through the year.

         Two, we have introduced our broader set of services including one time professional services and recurring services for monitoring and management to our enterprise division and we're already seeing opportunities appear in the sales funnel.

         Third, we've already eliminated any of the redundant expenses in our newly acquired companies and have moved aggressively to consolidate our purchasing contracts to maximize our discounts.

         Lastly, we're preparing to roll out our enhanced first call services where we monitor the customer's environment real time and eliminate their need to call us. This service leads to faster problem isolation and improved response times and asset availability for our customers. This will be an industry first and we plan to leverage this service to set ourselves apart from our competitors. We're pleased with the integration efforts to date but as you know there are many aspects of an integration plan to manage and some are not necessarily directly under our control, so we'll continue to keep our eyes focused on it and try and accomplish everything that we have set out.

         Now, I'd like to make sure that we cover a few highlights on the enterprise and broadcast divisions. Mike Knaisch is going to do a quick update on the broadcast business first.

MIKE KNAISCH: Thanks, Tom. As I indicated during our conference call on March 30th, Front Porch closed a very strong first quarter of 2005. The company signed nearly $4 million in new contracts for future delivery and this total exceeds our previous quarterly high by more than $1 million. Transactions were closed with major global broadcast brands such as Disney, MTV, Nickelodeon, Discovery, (inaudible) and Sony Pictures, as well as many leading regional broadcasters throughout Europe and Asia. Two of these deals, Discovery UK and (inaudible) were for DIVAcomplete solutions. And as a reminder, with DIVAcomplete we supply all of the archive management software, hardware infrastructure, and provide first-call support. Both of these deals were worth approximately $1 million a piece will achieve at least 50% margin and should complete delivery in the second quarter of this year.

         We're now aggressively selling DIVAcomplete around the world and these deals provide evidence that those are partners and prospects find the strategy compelling. The second quarter launch begins in earnest at the National Association of Broadcaster's Conference in Las Vegas last month. This is the first NAB show where Front Porch had a booth. We released DIVArchive 5.8 which included important new functionality such as tighter integration with Avid technology and other product enhancements intended to protect our competitive advantages. We launched 3 new products DIVAworks, DIVAdirector, and DIVAmonitor. There was a lot of activity at the booth and there were many indications that the show was a success. 274 visitors registered at our booth, more than double what we achieved at the International Broadcaster's Conference in Amsterdam last September. 171 of those registered visitors were from broadcasters throughout the Americas and this traffic is an important indicator of future demand in the Americas which has been lacking behind the activity in the international markets.

         Our team conducted extensive product demonstrations for broadcast networks in the US as well as many independent stations. Independent stations were drawn by our new products DIVAworks and DIVAdirector--a bundled offering that should greatly help us penetrate the large market for low-end broadcast archives. International prospects were also very active, with over a 100 customers and prospects stopped by the booth.

         As we look to the second quarter and beyond we believe we are well positioned to achieve our annual plan. Overall our 6-month funnel remains strong with $12.5 million in opportunities and more than half of them are in the Americas. We're currently competing for at least 8 opportunities to sell DIVAcomplete solutions. We are already responding to a number of requests for proposal on both DIVAworks and DIVAdirector, and we're still adding new opportunities as we follow up on leads from NAB.

         The next big event on our marketing calendar is the International Broadcasters' Conference in Amsterdam this September. We'll have an expanded booth presence there, again demonstrating DIVAcomplete, as well our other new products. And given our dominance in the European market we expect a very good show.

         That's the update, Tom.

TOM SWEENEY: Thanks, Mike. Now a couple of comments about the Enterprise Division and its results: the Enterprise group relies on strong repeat customers from existing customers such as Washington Mutual, Standard Insurance, Xilinx, Jack in the Box, Elan Pharmaceuticals and Holland America to name a few. We signed new, multi-year managed service contracts with Recruit Max, Good Technology, TeleCity, Aon, and others, and we saw a significant increase in the volume of terabytes under management, increasing by a hundred terabytes since the end of the year for customers such as DataReturn, Food Technology, Cable and Wireless, Network Supply and SpyOS and others.

         Finally, we've conducted a number of customer awareness events to introduce our broader set of capabilities to our Enterprise clients and each of these has been well-attended with strong interest from our customers in regards to complete solutions and managed services.

         We expect to see strictly increasing sales of first-call services and corresponding increases in our gross margins. Product demand remains strong in the marketplace although we do not expect the second quarter sales to be as high as the first. We are gaining interest in our expanded services and pursue those opportunities vigorously. Overall the sales funnel on the Enterprise side is at more than $24 million; however, we believe the funnel needs to go higher and should with our demand generation programs and our hiring of additional sales professionals. Now, on the reversed stock split that was announced previously. Our 14C has been mailed to existing shareholders; that went out yesterday, so we expect the actual effective date of the reverse split to be around June 10.

         Finally, in closing we had a solid first quarter across all measures and pleased at the progress the company is making. Our number one priority is completing our integration efforts, and continuing to recruit and train additional sales professionals across the entire business.

         That's all for our comments today. Thank you for joining the call and we will now open it up for questions.

OPERATOR: Thank you. At this time, if you do have a question, you may press star, one, on your keypad. If at any point, your question has been answered, you may remove yourself from the queue by pressing pound. Once again, that's star, one, to ask a question at this time. Please hold while I poll for all questions.

         Thank you, our first question is from Ron Mischner from M Capital Management.

RON MISCHNER:  Good morning.

TOM SWEENEY:  Good morning, Ron.

RON MISCHNER: Three questions: number one, the line-up looking forward between 3 or 4 parts that you've got here sounds pretty positive and so first question is why-excuse-me-why will sales in the second quarter be less than the first?

TOM SWEENEY: Oh, yeah, so let me explain a little bit about the first quarter of volume, Ron and an explanation on the second. And the first quarter had a couple of large transactions that were about a million dollars. Both of those are in our funnel - we expected to close them. One of them in particular we closed on the last day of the month and actually shipped it the same day, and so that was a little faster than we had originally expected, and of course large transactions tend to skew the numbers up a little bit. We certainly have a large number of transactions in the second quarter. In fact the company overall did about four hundred transactions in the quarter but we would be remiss if we didn't suggest that the product volume is probably going to be slightly less than in the second quarter than it was in the first.

RON MISCHNER: OK. Between the parts, first DIVA call, third party services etcetera. How would you categorize the growth going forward? Which ones are going to be the strongest, etcetera?

TOM SWEENEY: Yeah. So let me try and answer it this way. The broadcast business is going through a fairly significant growth rate right now, in terms of both the archive sales of the primary software product as well as gaining interest for complete solutions, and as you know the complete solutions as that pushes up, it drives the revenue much higher and still has really great gross margin, so we would like to see a doubling of the number of archives that we sold from last year to this year. Last year we did about 43, we said this year we'd like to do somewhere around 80. I know that we have got plenty of activity inside our funnel from a broadcast perspective so we feel pretty good about that. On the Enterprise side we want to achieve the same growth as a percentage but the broadcast business today in its pure form is only 20% of the revenues of the company. So, when you put the two together we still see pretty heavy growth. I think we had told people at the end of last year, I think when we did our call in March, that we expected somewhere between a 20 to 30% growth rate year-over-year, all combined.

RON MISCHNER:  Right.  You're sticking with that then.

TOM SWEENEY: Yeah, I think that's still pretty good guidance from our perspective.

RON MISCHNER: OK. And at this juncture, what would be your guidance for gross margin goals.

TOM SWEENEY: Well, we came in at 27% for the first quarter. That was lower then we expected because of higher product values and some of those bigger business deals carry lower margin percentages. We would like to see the gross margins up above 30%, and my product volume mix is going to determine to some degree where that percentage comes out. But, we would like to get it up over 30% as quickly as possible but we may be able to do it in the second quarter. What I can tell is that right now, if you compare the company to other systems integrators or solutions providers we're at the top of the class for gross margin percentage and we think we're low.

RON MISCHNER: OK. And you still think that based on EBITDA basis we'll break even towards the second half?

TOM SWEENEY: Yeah. Our guidance has been we'd like to be EBITDA positive by the third quarter. The first quarter exceeded our expectations. We got a much better EBITDA performance than we expected, primarily because we shipped a lot of product and software. The second quarter, we're expecting it to be neutral to positive and I think we're in good shape overall for the year. We feel pretty confident about where the trends are.

RON MISCHNER:  OK.  Thank you.

TOM SWEENEY:  Yes.

OPERATOR: And thank you at this time I would like to remind all participants to ask a question you may press star, one, on your keypad.

         And now I would like to turn the floor over the Rene Caron for any questions via email.

TOM SWEENEY:  Rene, you may have your phone on mute.

RENE CARON: I'm sorry Autumn, I'd like to give it one more second to see if we have any more questions from the telephone audience and if not we'll start the email questions and answer period.

         OK. At this time, we'll answer some questions we received via email. I will remind everyone that many of the questions we've received may have been already answered during the company's formal presentation or during the previous question and answer period. So, if you submitted questions that have already been answered we will not be repeating those questions.

         The first question, Tom, comes from someone who is interested in the Front Porch Digital Media and Broadcast Services division and the question is:
"How far along are most North American broadcasters in their migration to digital archiving systems, and what does Incentra see as its key sales catalyst in this market going forward?"

TOM SWEENEY:  Mike, I'd like you to answer that.

MIKE KNAISCH: Well, as we've said before, we know that the Americas, and specifically the US market, is lagging behind both Europe and Asia in terms of adoption but we are beginning to see more deliberate activity of the major broadcasters, major networks throughout the US as well the independent call letter stations in the secondary and tertiary markets. We're currently involved in several proposals to the major US networks and as I said we're also seeing a lot of that activity from the independents.

         As for catalysts in this market, there are several that I've mentioned. The first is the obsolescence of the analog systems that they have been used and they wear out and must replace them with digital systems as there are no analog systems being produced anymore. The second catalyst would be the creation of new television channels to broadcast more content to more audiences and these complex systems are much more easily managed in a digital operation. Third, the improvement of the US advertising business, the revenues generated from that, will fuel additional capitol investments and ultimately competitive pressure. As major networks move into the digital world the remaining laggards will be forced into that same mode. So those are the primary catalysts that I point to.

RENE CARON: Thank you, Mike. The next question is: "Are there other major market opportunities that the company is focusing on apart from its broadcast and enterprise businesses?"

TOM SWEENEY: Today, the focus is truly on the enterprise and the broadcast based. We may as we go forward through this year and next year create another vertical focus either inside the enterprise segment or in looking at other market segments, but today we have our hands full with both of those and we're pretty happy with the opportunity we have in front of us so we're not planning a major expansion or vertical expansion at this point.

RENE CARON: Thank you, Tom. Next question is: "Is the company adequately capitalized to meet its current sales goals and its business plan?"

TOM SWEENEY: Well, we think the company is adequately capitalized. We would tell you that you know having enough money is a measure of where are you running and where are you in relation to positive cash flow. So we think we're on the right track right now; we like the trends we've been experiencing and we think we're going to get sustainable positive cash flow, you know, EBITDA from operations as we get to the third quarter. Our next objective is to get to free cash flow where we're actually able to take care of any debt service that the company has. Right now we think we are positioned well but, that's it.

RENE CARON: OK. The next question has to do with the reverse split, which I believe you had mentioned is anticipated to become effective around the 10th of June. And that question has to do is: "Are all shares including options, rewards and such affected by the reverse split?"

TOM SWEENEY: Yes, and when we announce the 10 to 1 reverse. All of the shares of the company: preferred shares, common, stock options, warrants, all of them will be adjusted in a reverse and the strike prices will be increased accordingly. So it was effective across all forms of capitol.

RENE CARON: OK, fine. The next question is somewhat related to the reverse split but also generally related to the company's plans going forward in order to attract additional interest in the company's shares to absorb any supply that may come into the market in the future.

TOM SWEENEY: Well, the company has had a fairly vigorous public relations, investor relations, program that it's been involved over the last few months. We finished meetings with folks in April. We're planning to go back to meet with institutions again in the month of June and to follow up with them in terms of our performance versus the expectations. We have seen interest from a large number of these institutions, many of them had provided commentary early on that they wanted to see the company reverse the stock and adjust its capitol structure. We have done that and at the same time we've been posting solid results, and so let's hope that the work that we've been doing with them getting capital structure corrected, and the results themselves will put those institutions in a position where they will want to buy.

RENE CARON: OK. Tom, I think we also have at this point at least one or two more telephone questions that have been queued up, so Autumn, I'd like to turn it back to you and pick up any questions that may be coming in from the telephone conference.

OPERATOR: Thank you and I'd just like to make another reminder, if you would like to ask a question over the phone you may press star, one, on your keypad.

         And thank you, our next question is from Chris Moore of Bristol.

CHRIS MOORE: Good morning. I know it's largely a function of the projected revenue mix but you talked about the next goal being reaching pre-cash flow positive. Roughly on a quarterly basis, what kind of levels are we talking about
- is that in $17-17.5 million range - excuse me, on a quarterly basis.

TOM SWEENEY: Ah, let's see here so well, good morning, Chris, thanks for being on the call. In terms of where we need to be, to be pre-cash flow positive, I think that the number has got to be higher than 17. I'm looking at my Chief Financial Officer right now. My guess is that the number has got to closer to the 18-20 range, OK. OK, I think that's probably in line with what we expect with the product mix.

CHRIS MOORE: Gotcha, and one other question. In terms of the maintenance margins, on some of the revenue in particular, you talked about that likely expanding pretty rapidly over the next 12 months or so just from a kind of basis point perspective. What kind of expansion are we talking about?

TOM SWEENEY: Yeah, I'll actually give you some specifics around it. Generally maintenance contracts will have margins associated with them in the 10 to 12% range.

CHRIS MOORE:  OK.

TOM SWEENEY: Our new contracts with our manufacturers now have maintenance margins that are at 25% and go as high as 45% based on volume, so we're expecting a very, very significant change.

CHRIS MOORE:  Gotcha and that further expansion you'll feel later on this year?

TOM SWEENEY: Yeah, actually it started already. We've already started looking at maintenance contracts right now at the higher discounts and generating recurring revenues. As I mentioned we have about 60% of the product line covered. We should have the majority of it finished up by the end of the second quarter and going into the third quarter, so we're going to see those increased margins as we go forward during the year and we would expect to sign somewhere around $10 million dollars of maintenance contracts this year. So, we look at it as key synergy that comes out of the acquisition plan.

CHRIS MOORE:  Sounds good, thanks.

TOM SWEENEY:  Thanks, Chris.

OPERATOR: Thank you, Mr. Caron at this time, there appears to be no further questions.

RENE CARON: OK. At this point, Tom, we'd like to turn the call back to you for any closing remarks.

TOM SWEENEY: Well, I think we're all set. Thank you all again for joining in the call if you came online. For those that are listening to the web cast either now or later, we certainly appreciate your interest as well. And as always myself and the management team are available to meet with people to answer questions or to provide more insight into the company's operations. Thank you.

OPERATOR:   Thank  you;  this  does  conclude  today's  teleconference.   Please
disconnect your line and have a great day.